Exhibit 99.1

TOOTSIE ROLL INDUSTRIES, INC.
7401 South Cicero Avenue
Chicago, IL 60629
Phone 773/838-3400
Fax 773/838-3534

PRESS RELEASE

STOCK TRADED: NYSE	FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR	Wednesday, April 21, 2021

CHICAGO, ILLINOIS – April 21, 2021 - Ellen R. Gordon, Chairman, Tootsie Roll Industries, Inc. reported first quarter 2021 net sales and net earnings.

First quarter 2021 net sales were $101,795,000 compared to $102,803,000 in first quarter 2020, a decrease of $1,008,000, or 1%. First quarter 2021 net earnings were $10,767,000 compared to $11,982,000 in first quarter 2020, and net earnings per share were $0.16 and $0.17 in first quarter 2021 and 2020, respectively, a decrease of $0.01 per share or 6%. The prior year first quarter 2020 comparative net earnings benefitted from foreign exchange after-tax gains of approximately $1,900,000 or $0.03 per share.

Mrs. Gordon said, “Although the Covid-19 pandemic continued to have some adverse effects on first quarter 2021 net sales, we are continuing to make progress as the economy “reopens”. The Covid-19 pandemic has curtailed and limited access to certain channels of trade where the Company has historically sold its products. Response to this pandemic has resulted in the disruption and changes in lifestyles, shopping habits, daily work routines, and consumer behaviors, all of which have adversely affected planned consumer purchases of the Company’s products for “sharing” and “give away” occasions. Many of the Company’s products are consumed at group events, outings, and other gatherings which have been significantly curtailed or in some cases eliminated due to concern of possible infection or spreading of the Covid-19 virus. Impulse purchases of Company products at retail outlets have also been adversely affected by these changes in consumer behavior.  As the economy continues to “reopen” and these adverse effects subside, we see improvements in our sales and customer orders. Our second quarter 2021 customer order trend is showing very favorable improvement compared to second quarter 2020 when the pandemic had a significant adverse effect on our sales.

Certain cost and expense reductions, including Company operational changes and initiatives to reduce costs, provided some benefit to first quarter 2021 operating earnings and net earnings. Improvements in plant manufacturing operational efficiencies also provided a favorable impact on first quarter 2021 results. In addition, higher sales and operating earnings from international operations contributed to first quarter 2021 net income. First quarter 2021 includes pre-tax foreign exchange gains of $33,000 compared to significantly higher foreign exchange pre-tax gains of $2,510,000 in first quarter 2020, which adversely affects the comparison of 2021 results with 2020. The Company’s effective income tax rate was 24.3% in first quarter 2021 compared to 21.5% in first quarter 2020, which had some unfavorable impact on first quarter 2021 net earnings when compared to first quarter 2020. Earnings per share in first quarter 2021 benefited from stock purchases in the open market resulting in fewer shares outstanding.

We are focused on the longer term and therefore are continuing to make investments in plant manufacturing operations to meet new consumer and customer demands, achieve product quality improvements, increase operational efficiencies and provide genuine value to consumers. The effects of the Covid-19 pandemic, including current and developing variants, are unprecedented and therefore the Company is unable to determine its effects on sales and net earnings in 2021 and beyond.”

Safe Harbor Statement

This release contains forward-looking statements that are based largely on the Company’s current expectations and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “anticipated,” “believe,” “expect,” “intend,” “estimate,” “project,” “plan” and other words of similar meaning in connection with a discussion of future operating or financial performance and are subject to certain factors, risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. Such factors, risks, trends and uncertainties, which in some instances are beyond the Company’s control, include the overall competitive environment in the Company’s industry, changes in assumptions, judgments and risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2020.

The risk factors referred to above, including the effects of the Covid-19 pandemic, are believed to be significant factors, but not necessarily all of the significant factors that could cause actual results to differ from those expressed in any forward-looking statement. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made only as of the date of this report. The Company undertakes no obligation to update such forward-looking statements.

TOOTSIE ROLL INDUSTRIES, INC.

CONSOLIDATED SUMMARY OF SALES & EARNINGS

FOR THE PERIODS ENDED

MARCH 31, 2021 and 2020

	First Quarter Ended
	2021	2020

Net Product Sales	$101,795,000	$102,803,000
Net Earnings	$10,767,000	$11,982,000
Net Earnings Per Share*	$0.16	$0.17
Average Shares Outstanding*	67,852,000	68,845,000

* Based on average shares outstanding adjusted for 3% stock dividends distributed April 2, 2021 and April 3, 2020.